EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT



To the Board of Directors and Stockholders of Index Development Partners, Inc.

We consent to the incorporation by reference in Registration Statements Nos. 33-74846 and 333-89933 on Form S-3 and Registration Statements Nos. 33-72266, 33-85910, 333-17697 and 333-89939 on Form S-8 of Index Development Partners, Inc. and subsidiaries of our report dated June 25, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the ability of Index Development Partners, Inc. to continue as a going concern), appearing in this Annual Report on Form 10-KSB of Index Development Partners, Inc. and subsidiaries for the year ended December 31, 2002.



DELOITTE & TOUCHE LLP
New York, New York


June 30, 2003